Exhibit 99.3

EXECUTION VERSION

DRD GUARANTEE

issued by

DRDGOLD LIMITED

to and in favour of

SIBANYE GOLD LIMITED

155 – 5th Street Sandton 2196	Docex 111 Sandton		enquiries@werksmans.com
Johannesburg South Africa	Tel	+27 11 535 8000	www.werksmans.com
Private Bag 10015 Sandton 2146	Fax	+27 11 535 8600

TABLE OF CONTENTS

1	INTERPRETATION	1

2	SUSPENSIVE CONDITION	5

3	GUARANTEE	6

4	DURATION	8

5	RENUNCIATION OF BENEFITS AND WAIVER OF DEFENCES	8

6	CONFIDENTIALITY	11

7	DISPUTES	13

8	DOMICILIUM AND NOTICES	14

9	GENERAL	15

10	GOVERNING LAW	17

11	COSTS	17

i

DRD GUARANTEE

issued by

DRDGOLD LIMITED

to and in favour of

SIBANYE GOLD LIMITED

1                           INTERPRETATION

In this Agreement, clause headings are for convenience and shall not be used in its interpretation and, unless the context clearly indicates a contrary intention, -

1.1                                                   a word or an expression which denotes -

1.1.1                                                                           any gender includes the other genders;

1.1.2                                                                           a natural person includes an artificial or juristic person and vice versa;

1.1.3                                                                           the singular includes the plural and vice versa;

1.2                                                   the following words and expressions shall bear the meanings assigned to them below and cognate words and expressions bear corresponding meanings -

1.2.1                                                                           “Agreement” or “this Guarantee” - this agreement, together with its annexures (if any), as amended from time to time;

1.2.2                                                                           “Applicable Laws” - in relation to any Party, includes all statutes, subordinate legislation, common law, regulations, ordinances, by-laws, directives, codes of practice, circulars, guidance or practice notices, judgments, decisions, standards and similar provisions -

1.2.2.1                                                                                                   which are prescribed, adopted, made, published or enforced by any Governmental Authority; and

1.2.2.2                                                                                                   compliance with which is (or was or will be, at the relevant time referred to in this Agreement) mandatory for that Party;

1.2.3                                                                           “Companies Act” - the Companies Act No 71 of 2008;

1.2.4                                                                           “Composite Transaction” — will have the meaning ascribed thereto in the DRD Exchange Agreement;

1.2.5                                                                           “CSDP” — a nominated depository institution for central securities depository participant as contemplated in the Financial Markets Act;

1.2.6                                                                           “Delivery Date” - the Delivery Date in terms of, and as defined in, the DRD Exchange Agreement;

1.2.7                                                                           “Dispose” - sell, transfer, cede, make over, give, donate, exchange, dispose of, unbundle, distribute or otherwise alienate or any agreement, obligation or arrangement to do any of the foregoing; and “Disposal” will be construed accordingly;

1.2.8                                                                           “DRD” — DRDGOLD Limited (registration number 1895/000926/06), a public company duly incorporated and registered in accordance with the laws of South Africa (the ordinary shares of which are listed on the JSE and the NYSE in the form of American Depository Shares);

1.2.9                                                                           “DRD Exchange Agreement” — the Exchange Agreement to be entered into between DRD and Sibanye on or about the date of conclusion of this Agreement and in terms of which, inter alia, DRD is to become the owner of all of the issued shares of SPV in return for the issue to Sibanye of DRD Shares;

1.2.10                                                                    “Encumbrance” - includes any mortgage bond, notarial bond, pledge, lien, hypothecation, assignment, cession-in-securitatem debiti, deposit by way of security, option over, right of retention over, right of first refusal, restriction on disposal or any other agreement, arrangement or obligation (whether conditional or not) which has or will have the effect of giving to one Person a security interest in or preferential treatment in respect of another Person’s assets, but excludes statutory preferences, and “Encumber” and “Encumbered” shall be construed accordingly;

1.2.11                                                                    “Financial Markets Act” — the Financial Markets Act No 19 of 2012;

1.2.12                                                                    “First Exchange Agreement” — the Exchange Agreement to be entered into between Sibanye, the Target and DRD on or about the date of conclusion of this Agreement and in terms of which Sibanye will dispose of a tailings business to the Target in exchange for the issue by the Target of shares to Sibanye;

1.2.13                                                                    “Governmental Authority” - any government or governmental (national, provincial, regional, district, municipal or local), administrative, regulatory, fiscal or judicial authority, agency, body, court, department, commission, tribunal, registry or any state-owned, state-controlled or legislatively constituted authority, agency or commission which principally performs public, governmental or regulatory functions including the DMR;

1.2.14                                                                    “Guaranteed Obligations” — the due, punctual and full payment and performance which SPV has, or may from time to time have, to Sibanye on or after the Delivery Date under or in terms of any agreement/s to give effect to the Composite Transaction;

1.2.15                                                                    “JSE” — JSE Limited (registration number 2005/022939/06), a public company duly incorporated and registered in accordance with the laws of South Africa and licenced as an exchange under the Financial Markets Act;

1.2.16                                                                    “Listings Requirements” — the Listings Requirements of the JSE;

1.2.17                                                                    “Longstop Date” — will have the meaning ascribed thereto in the First Exchange Agreement;

1.2.18                                                                    “NYSE” — the New York Stock Exchange;

1.2.19                                                                    “Parties” - collectively, DRD and Sibanye and “Party” shall mean any one of them, as the context may require;

1.2.20                                                                    “Person” - includes any natural or juristic person, association, business, close corporation, company, concern, enterprise, firm, partnership, joint venture, trust, undertaking, voluntary association, body corporate, and any similar entity;

1.2.21                                                                    “Sibanye” — Sibanye Gold Limited (registration number 2002/031431/07), a public company duly incorporated and registered in accordance with the laws of South Africa (the ordinary shares of which are listed on the JSE and the NYSE);

1.2.22                                                                    “Signature Date” - when this Agreement has been signed by both Parties (whether or not in counterpart), the latest of the dates on which this Agreement (or a counterpart) was signed by a Party;

1.2.23                                                                    “South Africa” - the Republic of South Africa;

1.2.24                                                                    “SPV” - K2017449061 (South Africa) Proprietary Limited (registration number 2017/449061/07) (to be renamed WRTRP Proprietary Limited), a private company duly incorporated and registered in accordance with the laws of South Africa;

1.2.25                                                                    “Suspensive Condition” - the suspensive condition stipulated in 2;

1.3                                                   any reference to any statute, regulation or other legislation shall be a reference to that statute, regulation or other legislation as at the Signature Date, and as amended or substituted from time to time;

1.4                                                   any reference to holding companies or subsidiaries shall be construed in accordance with the meanings ascribed to such terms in the Companies Act;

1.5                                                   if any provision in a definition is a substantive provision conferring a right or imposing an obligation on any Party then, notwithstanding that it is only in a definition, effect shall be given to that provision as if it were a substantive provision in the body of this Agreement;

1.6                                                   where any term is defined within a particular clause other than this 1, that term shall bear the meaning ascribed to it in that clause wherever it is used in this Agreement;

1.7                                                   where any number of days is to be calculated from a particular day, such number shall be calculated as excluding such particular day and commencing on the next day. If the last day of such number so calculated falls on a day which is not a Business Day, the last day shall be deemed to be the next succeeding day which is a Business Day;

1.8                                                   any reference to days (other than a reference to Business Days), months or years shall be a reference to calendar days, calendar months or calendar years, respectively;

1.9                                                   any term which refers to a South African legal concept or process (for example, without limiting the foregoing, winding-up or curatorship) shall be deemed to include a reference to the equivalent or analogous concept or process in any other jurisdiction in which this Agreement may apply or to the laws of which a Party may be or become subject; and

1.10                                            the use of the word “including”, “includes” or “include” followed by a specific example/s shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example/s.

The terms of this Agreement having been negotiated, the rule of interpretation which prescribes that, in the event of ambiguity, a contract should be interpreted against the party responsible for its drafting shall not be applied in the interpretation of this Agreement.

2                           SUSPENSIVE CONDITION

2.1                                                   This whole Agreement (other than 1, this 2 and 6 to 11 (both inclusive), by which the Parties shall be bound with effect from the Signature Date) is subject to the suspensive condition that on or before the Longstop Date, all of the suspensive conditions contained in the First Exchange Agreement, save for any suspensive condition therein relating to this Agreement being signed and becoming unconditional, shall have been fulfilled or waived (as the case may be).

2.2                                                   The Suspensive Condition may not be waived.

2.3                                                   If the Suspensive Condition is not fulfilled for any reason whatever, then -

2.3.1                                                                           this whole Agreement (other than 1, this 2 and 6 to 11 (both inclusive), by which the Parties shall remain bound) shall be of no force or effect;

2.3.2                                                                           the Parties shall be entitled to be restored as near as possible to the positions in which they would have been, had this Agreement not been entered into; and

2.3.3                                                                           neither Party shall have any claim against the other in terms of this Agreement except for such claims (if any) as may arise from a breach of this 2 or from any other provision of this Agreement by which the Parties remain bound.

3                           GUARANTEE

3.1                                                   DRD hereby irrevocably and unconditionally —

3.1.1                                                                           guarantees and undertakes as a principal and independent obligation (and not merely as an ancillary obligation) to and in favour of Sibanye the due, punctual and full payment and performance of the Guaranteed Obligations;

3.1.2                                                                           undertakes to Sibanye that whenever SPV does not pay any Guaranteed Obligation when due, DRD shall, immediately on demand, pay that amount as if it was the principal obligor;

3.1.3                                                                           undertakes to Sibanye that whenever SPV does not perform punctually any Guarantee Obligation, it shall, immediately on demand, perform such obligations as if it was the principal obligor;

3.1.4                                                                           indemnifies (as a separate and primary obligation) Sibanye immediately on demand against any and all losses, liabilities, damages, costs or expenses

(but excluding any indirect, special, consequential or incidental loss or damage) suffered by Sibanye if any indebtedness, payment obligation or other obligation guaranteed by DRD in terms of this Guarantee is —

3.1.4.1                                                                                                   entirely, partially or conditionally suspended for the duration of business rescue proceedings;

3.1.4.2                                                                                                   entirely, partially or conditionally cancelled on an application to court pursuant to business rescue proceedings;

3.1.4.3                                                                                                   compromised or discharged in whole or part pursuant to the adoption of a business rescue plan;

3.1.4.4                                                                                                   compromised in terms of section 155 of the Companies Act; or

3.1.4.5                                                                                                   unenforceable, invalid, illegal or ineffective or becomes unenforceable, invalid, illegal or ineffective for any reason whatsoever, the amount of the loss in these events being the amount which Sibanye would otherwise have been entitled to recover; and

3.1.5                                                                           agrees that if any Guaranteed Obligation is or becomes unenforceable, invalid or illegal, it shall, as an independent and primary obligation, indemnify Sibanye, immediately on demand against any cost, loss or liability which Sibanye incur as a result of SPV not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it. The amount payable by DRD under this indemnity will not exceed the amount they would have had to pay under this 3 if the amount claimed had been recoverable on the basis of a guarantee.

3.2                                                   DRD agrees that its obligations hereunder are principal (and not accessory) obligations.

3.3                                                   Nothing herein shall be construed as DRD guaranteeing its own obligations.

4                           DURATION

4.1                                                   This Guarantee is a continuing covering guarantee and shall remain in full force and effect notwithstanding any temporary fluctuation in or partial extinction of the Guaranteed Obligations or any prior payment under this Guarantee, and shall only be terminated in terms of 4.2.2.

4.2                                                   This Guarantee shall -

4.2.1                                                                           become of full force and effect on the Delivery Date;

4.2.2                                                                           expire upon all of the Guaranteed Obligations having been fully and finally discharged; and

4.2.3                                                                           be irrevocable as from the date referred to in 4.2.1 until the expiry thereof in terms of 4.2.2.

4.3                                                   The rights of Sibanye under this Guarantee shall in no way be affected or diminished if Sibanye at any time obtain additional suretyships, guarantees, securities or indemnities (or other security) in connection with the Guaranteed Obligations.

5                           RENUNCIATION OF BENEFITS AND WAIVER OF DEFENCES

5.1                                                   DRD hereby (without prejudice to or limitation of any other provision of this Guarantee) —

5.1.1                                                                           renounces the benefits of all otherwise applicable legal immunities, defences and exceptions to the extent that they would be applicable in the absence of this renunciation, including the defences and exceptions of “cession of actions”, “excussion”, “division”, “de duobus vel pluribus reis debendi”, “non causa debiti”, “errore calculi”, “no value received” and “revision of accounts”, with the meaning and effect of all of which it declares itself to be fully acquainted;

5.1.2                                                                           agrees that all admissions and acknowledgements of indebtedness by SPV made after the Delivery Date shall be binding on it; and

5.1.3                                                                           without derogating from 5.1.1, waives notice of acceptance, presentment, demand, notice of dishonour, protest, filing of claims in the event of a liquidation or similar process, any right it may have of first requiring Sibanye to proceed against or enforce any other rights or security or claim payment from any Person before claiming from DRD hereunder and any other notice whatsoever and any rights it may have to proceed against or claim payment from SPV or any third party, to take action or obtain judgment in any court against SPV, to make, file or prove any claim in the winding-up or dissolution of SPV or to enforce or seek to enforce any guarantee or security granted by SPV or any third party, before making payment under this Guarantee.

5.2                                                   The aforegoing renunciations and waivers apply irrespective of any provision of any agreement or document to the contrary.

5.3                                                   Neither the obligations of DRD set out herein, nor the rights, powers and remedies conferred upon Sibanye in respect of this Guarantee shall be discharged, impaired or otherwise affected by -

5.3.1                                                                           SPV being liquidated, wound-up (whether provisionally or finally), being placed under business rescue, supervision or suffering any similar legal disability or any change in the status, function, control and/or ownership of SPV;

5.3.1                                                                           any failure to fully take any security now or hereafter agreed to be taken in relation to the obligations of DRD hereunder;

5.3.2                                                                           the fact that the Guaranteed Obligations may be varied or novated, whether by agreement, operation of law or otherwise;

5.3.3                                                                           the fact that any other intended security may not be obtained or be defective or may be released or may cease to be held for any other reason;

5.3.4                                                                           the fact that Sibanye may not exercise any of their rights against SPV timeously or at all;

5.3.5                                                                           the fact that Sibanye may elect any particular remedy against SPV to the exclusion of any other remedy.

5.4                                                   Solely for the sake of clarity and without prejudice to or limitation of the foregoing provisions of this Guarantee, this Guarantee does not constitute a suretyship and shall be construed as a primary undertaking giving rise to a principal obligation by DRD.

5.5                                                   DRD warrants, represents and undertakes in favour of Sibanye that —

5.5.1                                                                           it is a company with limited liability duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

5.5.2                                                                           it has -

5.5.2.1                                                                                                   the legal authority, capacity and power to enter into and perform under; and

5.5.2.2                                                                                                   taken all necessary actions (whether corporate, internal or otherwise) to authorise its entry into, and performance of its obligations under, this Guarantee;

5.5.3                                                                           all authorisations, consents, approvals, resolutions, licences, exemptions, filings and registrations which are required and/or necessary under all Applicable Laws -

5.5.3.1                                                                                                   to enable it to lawfully enter into, exercise its rights and comply with its obligations under this Guarantee to which it is a party; and

5.5.3.2                                                                                                   to make this Guarantee to which it is a party admissible in evidence in the South Africa,

have been obtained or effected and are, and will for the duration of the Guarantee remain, in full force and effect;

5.5.4                                                                           the obligations expressed to be assumed by it under this Guarantee are legal and valid and are binding on, and enforceable against it.

6                           CONFIDENTIALITY

6.1                                                   Subject to 6.2, no Party shall, at any time after the Signature Date, directly or indirectly disclose, or directly or indirectly use, whether for its own benefit or that of any other Person, -

6.1.1                                                                           any information -

6.1.1.1                                                                                                   regarding the contents of this Agreement;

6.1.1.2                                                                                                   relating to the Company, its assets and affairs, including all communications (whether written, oral or in any other form) and all reports, statements, schedules and other data concerning any financial, technical, labour, marketing, administrative, accounting or other matter, (collectively, the “Confidential Information”);

6.1.2                                                                           any document or other record (whether in electronic or any other medium whatsoever) containing Confidential Information which is supplied to it by the other Party as well as documents, diagrams and records which are produced by it (whether or not by copying, photocopying or otherwise reproducing documents or records supplied to it), and containing any Confidential Information (“Confidential Records”).

6.2                                                   Notwithstanding 6.1, Confidential Information may be disclosed by a Party (“Disclosing Party”) -

6.2.1                                                                           to any expert appointed in terms of this Agreement;

6.2.2                                                                           to the extent to which the prior written consent for such disclosure has been obtained from the other Party/ies;

6.2.3                                                                           to the extent to which disclosure is required by law (excluding contractual obligations) or by the rules of any stock exchange by which it (or any of its Affiliates) is bound, in which event the Disclosing Party shall, unless prohibited from doing so by any such law, obtain the other Party’s/Parties’ consent, not to be withheld unreasonably, for the manner of such disclosure; provided that the Disclosing Party shall not be obliged so to obtain the consent of the other Party/ies if such disclosure is required before the approval can reasonably be obtained but the Disclosing Party shall in these circumstances promptly notify the other Party/ies of the full details of such disclosure, including the reasons why time did not permit such consent to be obtained;

and Confidential Records may be disclosed by a Disclosing Party to the Disclosing Party’s directors, responsible employees and professional advisors who require such disclosure for the purpose of the Disclosing Party’s implementing or enforcing this Agreement or obtaining professional advice or for the purpose of complying with any law. Any conduct by any such director, employee or professional advisor which would, if that Person had been party to this 6, have been a breach of this 6 shall be deemed to be a breach of this 6 by the Disclosing Party;

6.2.4                                                                           to the extent to which it -

6.2.4.1                                                                                                   is Made Public other than as a result of any breach of this Agreement or any other agreement. The expression “Made Public” shall, for this purpose, have the same meaning as when it is used in the insider trading provisions of the Financial Markets Act, which is not limited to the circumstances referred to in section 79 of that Act;

6.2.4.2                                                                                                   corresponds in substance to information disclosed and/or made available by a third party to the Disclosing Party at any time without any obligation not to disclose same, unless the Disclosing Party knows that the third party from whom it received that information is prohibited from transmitting the information to Disclosing Party by a contractual, legal or fiduciary obligation to any other party;

6.2.4.3                                                                                                   is information which was already in the possession of the Disclosing Party prior to its disclosure by the other Party to the Disclosing Party or is independently developed by the Disclosing Party without reference to the Confidential Information.

6.3                                                   No Party shall issue any press release or any other public document or make any public statement in each case relating to or connected with or arising out of this Agreement and/or the Composite Transaction without obtaining the prior approval of the other Party to the contents thereof and the manner of its presentation and publication; provided that such approval shall not be unreasonably withheld or delayed; provided further that if a Party is required to make a public announcement by law it shall be entitled to do so without the approval of the other Party if it has given the other Party a reasonable opportunity (in the circumstances) to comment on such public announcement.

7                           DISPUTES

7.1                                                   Save as expressly otherwise provided for in this Agreement, any dispute arising out of or in connection with this Agreement, including any dispute as to its existence, validity, enforceability or termination, shall be finally resolved in accordance with the rules of the Arbitration Foundation of Southern Africa (or its successor-in-title) (“AFSA”) by an arbitrator appointed by AFSA. There shall be a right of appeal as provided for in article 22 of such rules.

7.2                                                   If AFSA no longer exists then the arbitrators shall be appointed by the President for the time being of the Law Society of the Northern Provinces Law Society and the arbitration shall be conducted in accordance with the Arbitration Act No 42 of 1965.

7.3                                                   Notwithstanding anything to the contrary contained in this 7, any Party shall be entitled to obtain interim relief on an urgent basis from any competent court having jurisdiction.

7.4                                                   For the purposes of 7.3 and for the purposes of having any award made by the arbitrator being made an order of court, each of the Parties hereby submits itself to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg.

7.5                                                   This 7 is severable from the rest of this Agreement and shall remain in full force and effect notwithstanding any termination or cancellation of this Agreement, or any part thereof.

8                           DOMICILIUM AND NOTICES

8.1                                                   The Parties choose domicilium citandi et executandi (“Domicilium”) for all purposes relating to this Agreement, including the giving of any notice, the payment of any sum, the serving of any process, as follows -

8.1.1                                                                           DRDGOLD -

physical                       -                              2nd Floor, North Tower

1 Sixty Building

160 Jan Smuts Avenue

Rosebank

2196

e-mail                                  -                              niel.pretorius@drdgold.com; and

riaan.davel@drdgold.com

attention:                                                 The CEO and the CFO

8.1.2                                                                           Sibanye -

physical                       -                              Constantia Office Park

Bridgeview House

Ground Floor

(cnr 14th Avenue and Hendrik Potgieter Street)

Gauteng

1709

e-mail                                  -                              richard.stewart@sibanyestillwater.com

cain.farrel@sibanyestillwater.com

attention:                                                 Richard Stewart (EVP: Business Development)

Cain Farrel (Company Secretary)

8.2                                                   Any Party shall be entitled from time to time, by giving written notice to the other, to vary its physical Domicilium to any other physical address (not being a post office box or poste restante) in South Africa and to vary its facsimile and/or email Domicilium to any other facsimile number and/or email address.

8.3                                                   Any notice given or payment made by a Party to any other (“Addressee”) which is delivered by hand between the hours of 09:00 and 17:00 on any Business Day to the Addressee’s physical Domicilium for the time being shall be deemed to have been received by the Addressee at the time of delivery.

8.4                                                   Any notice given by a Party to any other which is successfully transmitted by email or facsimile to the Addressee’s email or facsimile Domicilium for the time being shall be deemed (unless the contrary is proved by the Addressee) to have been received by the Addressee at the time of successful transmission thereof or, if such date is not a Business Day, on the next day which is a Business Day.

8.5                                                   This 8 shall not operate so as to invalidate the giving or receipt of any written notice which is actually received by the Addressee other than by a method referred to in this 8.

8.6                                                   Any notice in terms of or in connection with this Agreement shall be valid and effective only if in writing and if received or deemed to be received by the Addressee.

9                           GENERAL

9.1                                                   This Agreement constitutes the sole record of the agreement between the Parties in relation to the subject matter hereof. No Party shall be bound by any express, tacit or implied term, representation, warranty, promise or the like not recorded herein. This Agreement supersedes and replaces all prior commitments, undertakings or representations, whether oral or written, between the Parties in respect of the subject matter hereof.

9.2                                                   No addition to, variation, novation or agreed cancellation of any provision of this Agreement shall be binding upon the Parties unless reduced to writing and signed by or on behalf of the Parties.

9.3                                                   No waiver, indulgence or extension of time which a Party (“Grantor”) may grant to the other/s, nor any delay or failure by the Grantor to enforce, whether completely or partially, any of its rights, shall constitute a waiver of or, whether by estoppel or otherwise, limit any of the existing or future rights of the Grantor in terms hereof, save in the event and to the extent that the Grantor has signed a written document expressly waiving or limiting such right.

9.4                                                   Save as expressly provided in this Agreement, no Party shall be entitled to cede, delegate, Encumber, assign or otherwise transfer any of its rights and/or obligations in terms of, and/or interest in, this Agreement to any third party without the prior written consent of the other Parties.

9.5                                                   No consent or approval in terms of or in connection with this Agreement shall be valid or effective unless in writing and signed by or on behalf of the Party/ies giving such consent or approval.

9.6                                                   For the purposes of this Agreement —

9.6.1                                                                           no data message, as defined in the Electronic Communications and Transactions Act No 25 of 2002 (“ECTA”), other than an email or facsimile, shall constitute writing;

9.6.2                                                                           no electronic signature or advanced electronic signature, as defined in ECTA, shall constitute a signature, except for the purposes of varying any date referred to in this Agreement or giving any consent or approval in terms of this Agreement.

9.7                                                   Without prejudice to any other provision of this Agreement, any successor-in-title, including any executor, heir, liquidator, business rescue practitioner, curator or trustee, of a Party shall be bound by this Agreement.

9.8                                                   The signature by either Party of a counterpart of this Agreement shall be as effective as if that Party had signed the same document as the other Party.

9.9                                                   The Parties warrant to each other that they have the legal capacity and authority required to conclude and implement this Agreement and that such conclusion and implementation do not conflict with any obligation or restriction applicable to either Party, whether in terms of any law, its constitution or otherwise.

10                    GOVERNING LAW

This Agreement shall in all respects (including its existence, validity, interpretation, implementation, termination and enforcement) be governed by the law of South Africa which is applicable to agreements executed and wholly performed within South Africa.

11                    COSTS

Each Party shall bear and pay its own costs in relation to the negotiation, drafting, finalisation, signing and implementation of this Agreement.

Signed at Sandton on 22 November 2017

for DRDGOLD Limited

/s/ Niel Pretorius
who warrants that he is duly authorised hereto

Signed at Sandton on 22 November 2017

for Sibanye Gold Limited

/s/ Neal Froneman
who warrants that he is duly authorised hereto